Exhibit 15.1

May 28, 2020

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard

El Segundo, CA 90245

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Big 5 Sporting Goods Corporation and subsidiaries for the fiscal 13 week periods ended March 29, 2020 and March 31, 2019, as indicated in our report dated May 28, 2020; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 29, 2020, is incorporated by reference in Registration Statement Nos. 333-149730, 333-179602, 333-215545 and 333-234317, each on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Los Angeles, California